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                                                                    EXHIBIT 23.1

The Board of Directors
EKCO Group, Inc.:

We consent to the inclusion of our report dated February 12, 1999, with respect to the consolidated balance sheets of EKCO Group, Inc. and subsidiaries as of January 3, 1999 and December 28, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended January 3, 1999, which report appears in the Form 8-K/A of CCPC Holding Co. Inc. dated January 3, 2000.

/s/ KPMG LLP
Boston Massachusetts
January 3, 2000